     As filed with the Securities and Exchange Commission on April 28, 2003

                                                    REGISTRATION NO. 333 -

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                   ----------

                          OPTICARE HEALTH SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                                               76-0453392
(State or Other Jurisdiction                                  (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                               87 GRANDVIEW AVENUE
                          WATERBURY, CONNECTICUT 06708
          (Address, Including Zip Code, of Principal Executive Offices)

                          OPTICARE HEALTH SYSTEMS, INC.
                 AMENDED AND RESTATED 2002 STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

                             WILLIAM A. BLASKIEWICZ
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          OPTICARE HEALTH SYSTEMS, INC.
                               87 GRANDVIEW AVENUE
                          WATERBURY, CONNECTICUT 06708
                                 (203) 596-2236
                 (Name, Address and Telephone Number, Including
                        Area Code, of Agent For Service)

                                   ----------

                                                       CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                               Proposed                Proposed
          Title of                    Amount to be              Maximum                 Maximum                    Amount of
 Securities to be Registered          Registered(1)         Offering Price             Aggregate               Registration Fee
                                                             Per Share (2)        Offering Price (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value        4,050,500 shares         $ 0.46                  $1,863,230                  $ 150.74
                                     2,324,500 shares         $ 0.80                  $1,859,600                  $ 150.44
                                   ------------                                                                    ---------
                                     6,375,000 shares                                                             $ 301.18
====================================================================================================================================

(1) The number of shares of common stock, par value $.001 per share ("Common Stock"), stated above consists of the aggregate number of shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the OptiCare Health Systems, Inc. Amended and Restated 2002 Stock Incentive Plan (the "Plan") or upon the issuance of stock awards which have been granted and/or may hereafter be granted under the Plan. In addition, this Registration Statement covers the resale of shares previously issued under the Plan (the "Resale Shares"). The maximum number of shares which may be sold under the Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of the Resale Shares and for shares of Common Stock for which options have not yet been granted or stock awards made and the purchase price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the American Stock Exchange as of a date (April 24, 2003) within five business days prior to filing this Registration Statement.

================================================================================

                                EXPLANATORY NOTE


         In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Common Stock pursuant to the Plan.

         This Registration Statement also contains a prospectus as provided by Instruction C to Form S-8, which relates to a reoffer and resale of 175,000 shares of Common Stock by an executive officer and a director of the Registrant who acquired these shares pursuant to the Plan prior to the filing of this Registration Statement.

                               REOFFER PROSPECTUS

                          OPTICARE HEALTH SYSTEMS, INC.

              175,000 SHARES OF COMMON STOCK ISSUED PURSUANT TO THE
  OPTICARE HEALTH SYSTEMS, INC. AMENDED AND RESTATED 2002 STOCK INCENTIVE PLAN

         This reoffer prospectus relates to 175,000 shares of our common stock, $0.001 par value that may be offered and sold from time to time by the selling stockholders identified on page 10.

         We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         Our common stock is listed on the American Stock Exchange under the symbol "OPT." On April 24, 2003, the closing sale price of our common stock as reported on the American Stock Exchange was $0.78 per share.

         An investment in our common stock involves risks. You should consider the factors described under "Risk Factors" beginning on page 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this reoffer prospectus is April 28, 2003.

                                TABLE OF CONTENTS

                                                                         PAGE

ABOUT OPTICARE HEALTH SYSTEMS, INC.                                         3

RISK FACTORS                                                                4

USE OF PROCEEDS                                                            10

SELLING STOCKHOLDERS                                                       10

PLAN OF DISTRIBUTION                                                       11

LEGAL MATTERS                                                              12

EXPERTS                                                                    12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                            12

WHERE YOU CAN FIND MORE INFORMATION                                        12

                       ABOUT OPTICARE HEALTH SYSTEMS, INC.

         OptiCare Health Systems, Inc. is an integrated eye care services company focused on providing managed vision and professional eye care products and services. We operate in three distinct segments of the eye care market which, together, cover virtually every major sector of that market:

         o Our Managed Vision Division contracts with insurers, insurance fronting companies, employer groups, managed care plans, HMOs and other third party payers to manage claims payment administration of eye health benefits for contracting parties in eight states and to provide insurance coverage relating to certain eye care products and services.

         o Our Consumer Vision Division sells retail optical products to consumers and owns and/or operates integrated eye health centers, professional optometric practices and surgical facilities in Connecticut where comprehensive eye care services are provided to patients.

         o Our Distribution & Technology Division serves the professional eye care market through (i) Wise Optical, a distributor of contact and ophthalmic lenses and other eye care accessories and supplies; (ii) a Buying Group program, which provides group purchasing arrangements for optical and ophthalmic goods and supplies to ophthalmologists, optometrists and opticians, and (iii) CC Systems, which provides systems and software solutions, including production, management and inventory systems, for eye care professionals and for eyeglass manufacturing laboratories.

         Our principal executive offices are located at 87 Grandview Avenue, Waterbury, Connecticut, 06708. Our telephone number is (203) 596-2236 and our web site address is www.opticare.com. The contents of our website are not part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks described below before you decide to buy our common stock. If any of these risks actually occurs, our business could be harmed which could cause the trading price of our common stock to decline, and you could lose all or part of your investment. These risks should be read in conjunction with the other information set forth in this prospectus.

                          RISKS RELATED TO OUR BUSINESS

CHANGES IN THE REGULATORY ENVIRONMENT APPLICABLE TO OUR BUSINESS, INCLUDING HEALTH-CARE COST CONTAINMENT EFFORTS BY MEDICARE, MEDICAID AND OTHER THIRD-PARTY PAYERS MAY ADVERSELY AFFECT OUR PROFITS.

            The health care industry has experienced a trend toward cost containment as government and private third-party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. Our revenue is subject to pre-determined Medicare reimbursement rates for certain products and services, and decreases in Medicare reimbursement rates could have an adverse effect on our results of operations if we cannot offset these reductions through increases in revenues or decreases in operating costs. To some degree, prices for health care services and products are driven by Medicare reimbursement rates, so that our non-Medicare business is also affected by changes in Medicare reimbursement rates. In addition, federal and state governments are currently considering various types of health care initiatives and comprehensive revisions to the health care and health insurance systems. Some of the proposals under consideration, or others that may be introduced, could, if adopted, have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO THE EYE CARE INDUSTRY, INCLUDING THE COST AND AVAILABILITY OF MEDICAL MALPRACTICE INSURANCE, AND POSSIBLE ADVERSE LONG-TERM EXPERIENCE WITH LASER AND OTHER SURGICAL VISION CORRECTION COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

            The provision of eye care services entails the potentially significant risk of physical injury to patients and an inherent risk of potential malpractice, product liability and other similar claims. OptiCare's insurance may not be adequate to satisfy claims or protect OptiCare or its affiliated eye care providers, and this coverage may not continue to be available at acceptable costs. A partially or completely uninsured claim against OptiCare could have a material adverse effect on our business, financial condition and results of operations.

MANAGED CARE COMPANIES FACE INCREASING THREATS OF PRIVATE-PARTY LITIGATION, INCLUDING CLASS ACTIONS, OVER THE SCOPE OF CARE THAT THE MANAGED CARE COMPANIES MUST PAY FOR.

         Several large national managed care companies have been the target of class action lawsuits alleging fraudulent practices in the determination of health care coverage policies for their beneficiaries. Such lawsuits have, thus far, been aimed solely at full service managed care plans and not companies that specialize in specific segments, such as eye care. OptiCare cannot assure you that private party litigation, including class action suits, will not target it in the future, or that OptiCare will not otherwise be affected by such litigation.

LOSS OF THE SERVICES OF KEY MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

            OptiCare's success, in part, depends upon the continued services of Dean J. Yimoyines, M.D., who is OptiCare's chairman and chief executive officer. We believe that the loss of the services of Dr. Yimoyines could have a material adverse effect on our business, financial condition and results of operations. OptiCare has an employment agreement with Dr. Yimoyines that expires in July 2003, subject to certain early termination provisions, which is renewable for subsequent terms. We expect to amend and extend Dr.Yimoyines' contract prior to its expiration. In addition, OptiCare has employment agreements with Dean J. Yimoyines and other officers that require lump sum payments to be made upon the event of a change in control of OptiCare. These change in control payments could deter takeover bids even if those bids are in our stockholders' best interests.

IF WE FAIL TO EXECUTE OUR GROWTH STRATEGY, OPTICARE MAY NOT BECOME PROFITABLE OR SUSTAIN FUTURE PROFITABILITY.

         OptiCare's growth strategy depends in part on its ability to expand and successfully implement our integrated business model. Our growth strategy also requires successful sales results and operational execution in our managed care business. OptiCare's growth strategy has resulted in, and will continue to result in, new and increased responsibilities for management and additional demands on management, operating and financial systems and resources. Our ability to continue to expand will also depend upon our ability to hire and train new staff and managerial personnel, and adapt OptiCare's structure to comply with present or future legal requirements affecting OptiCare's arrangements with ophthalmologists and optometrists. If we are unable to implement these and other requirements, our business, financial condition, results of operations and ability to achieve and sustain profitability could be materially adversely affected.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL CAPITAL, OUR GROWTH COULD BE LIMITED.

         If OptiCare does not generate sufficient cash from its operations, we may need to obtain additional capital in order to successfully implement our growth strategy and to finance our continued operations. On January 25, 2002, we completed a series of transactions which resulted in a major restructuring of our debt, equity and voting capital stock. Taking into account the impact of that restructuring, among other factors, we believe that our cash flow from operations, borrowings under our credit facility, and operating and capital lease financing will provide us with sufficient funds to finance our operations for the next 12 months. If however, additional funds are needed, we may attempt to raise such funds through the issuance of equity or convertible debt securities. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and our stockholders may experience dilution of their interest in us. If additional funds are needed and are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures may be significantly limited.

OPTICARE HAS A HISTORY OF LOSSES AND MAY INCUR FURTHER LOSSES IN THE FUTURE.

            We have historically incurred substantial operating losses due to our sizeable outstanding indebtedness and costs relating to the integration of newly acquired businesses, and we expect these losses to continue for the foreseeable future. For the year ended of December 31, 2002, our loss from continuing operations was approximately $448,000. OptiCare cannot assure you that it will not incur further or more substantial losses in the future.

OPTICARE MAY NOT BE ABLE TO MAINTAIN THE LISTING OF ITS COMMON STOCK ON THE AMERICAN STOCK EXCHANGE, WHICH MAY MAKE IT MORE DIFFICULT FOR STOCKHOLDERS TO DISPOSE OF OUR COMMON STOCK.

         OptiCare's common stock is listed on the American Stock Exchange. The American Stock Exchange suspended trading of our common stock from April 20, 2001 until December 12, 2001 principally because we had not filed our Annual Report on Form 10-K for the year ended December 31, 2000, or our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001. In 2002 the staff of the American Stock Exchange considered whether to file an application with the Securities and Exchange Commission to strike our common stock from listing and registration on the American Stock Exchange. It determined not to do so based on information we presented, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and information concerning our 2002 restructuring. As of February 28, 2003, we believe we are in compliance with these requirements. We cannot provide assurances that our common stock will continue to be listed without further suspensions, or that the exchange will not de-list our common stock in the future. The exchange's rules for continued listing include stockholders' equity requirements, which we may not meet if we experience further losses; and market value requirements, which we may not meet if the price of our common stock does not increase. If OptiCare's common stock is delisted from the American Stock Exchange, trading in OptiCare common stock would be conducted, if at all, in the over-the-counter market. This would make it more difficult for stockholders to dispose of their common stock and more difficult to obtain accurate quotations on OptiCare common stock. This could have an adverse effect on the price of the common stock.

IF WE DEFAULT ON OUR DEBT TO CAPITALSOURCE FINANCE, LLC, IT COULD FORECLOSE ON OUR ASSETS.

         OptiCare's outstanding indebtedness to CapitalSource under its term loan and credit facility as of March 31, 2003 was approximately $10.9 million. Substantially all of OptiCare's assets are pledged to secure this indebtedness. If OptiCare defaults on the financial covenants in its credit facility, CapitalSource could foreclose on its security interest in our assets, which would have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER EYE CARE SERVICES COMPANIES WHICH HAVE MORE RESOURCES AND EXPERIENCE THAN US, AND WITH OTHER EYE CARE DISTRIBUTORS.

            Some of OptiCare's competitors have substantially greater financial, technical, managerial, marketing and other resources and experience than OptiCare and, as a result, may compete more effectively than OptiCare. OptiCare competes with other businesses, including other eye care services companies, hospitals, individual ophthalmology and optometry practices, other ambulatory surgery and laser vision correction centers, managed care companies, eye care clinics, providers of retail optical products and distributors of wholesale and retail optical products. Companies in other health care industry segments, including managers of hospital-based medical specialties or large group medical practices, may become competitors in providing surgery and laser centers as well as competitive eye care-related services. Our failure to compete effectively with these and other competitors, could have a material adverse effect on our business, financial condition and results of operations.

IF OPTICARE FAILS TO NEGOTIATE PROFITABLE CAPITATED FEE ARRANGEMENTS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

            Under some managed care contracts, known as "capitation" contracts, health care providers accept a fixed payment per member per month, whether or not a person covered by a managed care plan receives any services, and the health care provider is obligated to provide all necessary covered services to the patients covered under the agreement. Many of these contracts pass part of the financial risk of providing care from the payor, i.e., an HMO, health insurer, employee welfare plan or self-insured employer, to the provider. The growth of capitation contracts in markets which we serve could result in less certainty with respect to profitability and require a higher level of actuarial acumen in evaluating such contracts. We do not know whether we will be able to continue to negotiate arrangements on a capitated or other risk-sharing basis that prove to be profitable, or to pass the financial risks of providing care to other parties, or to accurately predict utilization or the costs of rendering services. In addition, changes in federal or state regulations of these contracts may limit our ability to transfer financial risks away from us. Any such developments could have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE POTENTIAL CONFLICTS OF INTERESTS WITH RESPECT TO RELATED PARTY TRANSACTIONS WHICH COULD RESULT IN CERTAIN OF OUR OFFICERS, DIRECTORS AND KEY EMPLOYEES HAVING INTERESTS THAT DIFFER FROM OUR STOCKHOLDERS AND US.

            There are contractual agreements between OptiCare and entities owned or controlled by several of its officers, directors and key employees, which agreements could create the potential for possible conflicts of interests for such individuals. Through our subsidiaries, we lease property owned by certain of our officers and their family members and have guaranteed a mortgage on one of the properties we lease. In addition, Linda Yimoyines, wife of Dr. Yimoyines, participated in our January 2002 capital restructuring by lending OptiCare $100,000 on a subordinated basis and purchasing shares of Series B Preferred Stock.

         Our subsidiary, OptiCare Eye Health Centers, Inc., is party to a Professional Services and Support Agreement with OptiCare, P.C., a Connecticut professional corporation. Dr. Yimoyines, our Chairman, Chief Executive Officer, and beneficial holder of 15.4% of our outstanding voting stock, is the sole stockholder of OptiCare, P.C. Pursuant to our agreement, OptiCare, P.C. employs medical personnel and performs all ophthalmology and optometry services at our facilities in Connecticut. We select and provide the facilities at which the services are performed and provide all administrative and support services for the facilities for which OptiCare, P.C. provides medical personnel and performs its ophthalmology and optometry services. We bill and receive payments for services rendered by the medical personnel of OptiCare, P.C. and OptiCare P.C. pays its physicians compensation for such medical services rendered.

HEALTH CARE REGULATIONS OR HEALTH CARE REFORM INITIATIVES COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

            OptiCare is subject to extensive federal and state governmental regulation and supervision, including, but not limited to:

    o    anti-kickback statutes;

    o    self-referral laws;

    o insurance and licensor requirements associated with our managed care business;

    o    civil false claims acts;

    o    corporate practice of medicine restrictions;

    o    fee-splitting laws;

    o    facility license requirements and certificates of need;

    o regulation of medical devices, including laser vision correction and other refractive surgery procedures;

    o    FDA and FTC guidelines for marketing laser vision correction; and

    o    regulation of personally identifiable health information.

OptiCare cannot assure you that these laws and regulations will not change or be interpreted in the future either to restrict or adversely affect its business activities or relationships with other eye care providers. They have been subject to limited judicial and regulatory interpretation. They are enforced by regulatory agencies that are vested with broad discretion in interpreting their meaning. Neither Federal nor state authorities have examined our agreements and activities with respect to these laws and regulations. We cannot assure you that review of our business arrangements will not result in determinations that adversely affect our operations or that certain material agreements between us and eye care providers or third-party payers will not be held invalid and unenforceable. Any limitation on our ability to continue operating in the manner in which we have operated in the past could have an adverse effect on our business, financial condition and results of operations. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit our expansion into such jurisdictions if we are unable to modify our operational structure to conform to such regulatory framework.

WE ARE DEPENDENT UPON LETTERS OF CREDIT OR OTHER FORMS OF THIRD PARTY SECURITY IN CONNECTION WITH CERTAIN OF OUR CONTRACTUAL ARRANGEMENTS AND, THUS, WOULD BE ADVERSELY AFFECTED IN THE EVENT WE ARE UNABLE TO OBTAIN SUCH CREDIT AS NEEDED.

         OptiCare has obtained letters of credit to secure its contractual commitments to certain managed care companies. If we are unable to maintain these letters of credit or secure replacement letters of credit, we may not be able to retain our existing contracts or obtain new contracts with certain managed care companies. The inability to do business with these managed care companies could have an adverse effect on our business, financial condition and results of operations.

OPTICARE MAY HAVE DIFFICULTY EFFECTIVELY COMPLETING THE INTEGRATION OF THE OPERATIONS AND REALIZING BENEFITS FROM OUR ACQUISITION OF WISE OPTICAL.

         OptiCare may not be able to successfully complete the integration of the operations of Wise Optical without encountering difficulties or experiencing the loss of key employees, potential customers or suppliers. If OptiCare does not successfully complete the integration of the two companies, or if the effort requires greater time or resources than OptiCare has anticipated, OptiCare may not realize the expected benefits from the acquisition, and this could have a material adverse effect on OptiCare's business, financial condition, and results of operations.

OUR LARGEST STOCKHOLDER, PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P., OWNS SUFFICIENT SHARES OF OUR COMMON STOCK AND VOTING EQUIVALENTS TO SIGNIFICANTLY AFFECT THE RESULTS OF ANY STOCKHOLDER VOTE AND CONTROLS OUR BOARD OF DIRECTORS.

         Palisade owns approximately 78.5% of our voting power and therefore will determine the outcome of all corporate matters requiring stockholder approval, including the election of all of our directors and transactions such as mergers. In addition, in connection with the restructuring, we agreed that so long as Palisade owns more than 50%of the voting power of OptiCare, Palisade shall have the right to designate a majority of our board of directors.

CONFLICTS OF INTEREST MAY ARISE BETWEEN PALISADE AND OPTICARE.

         Conflicts of interest may arise between us and Palisade and its affiliates in areas relating to past, ongoing and future relationships and other matters. These potential conflicts of interest include corporate opportunities, indemnity arrangements, potential acquisitions or financing transactions; sales or other dispositions by Palisade of our shares held by it; and the exercise by Palisade of its ability to control our management and affairs. In addition, two of our directors are officers of Palisade Capital Management, LLC, an affiliate of Palisade. There can be no assurance that any conflicts that may arise between Palisade and us will not have a material adverse effect on our business, financial condition and results of operations or our other stockholders.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                              SELLING STOCKHOLDERS

         This reoffer prospectus relates to 175,000 shares of common stock which have been acquired by the selling stockholders pursuant to our Amended and Restated 2002 Stock Incentive Plan. The following table sets forth the name and number of shares of common stock being offered by the selling stockholders pursuant to this reoffer prospectus.

                           NUMBER OF
                           SHARES                            NUMBER OF              PERCENTAGE OF
                           BENEFICIALLY                      SHARES TO BE           CLASS TO BE
                           OWNED             NUMBER OF       BENEFICIALLY           BENEFICIALLY
                           PRIOR TO          SHARES BEING    OWNED AFTER            OWNED AFTER
NAME                       OFFERING          OFFERED         OFFERING               OFFERING
--------------------------------------------------------------------------------------------------
Clark A. Johnson(1)             186,000       150,000         36,000                   *
Christopher J. Walls(2)          76,250        25,000         51,250                   *

----------
 *  Less than 1% of the outstanding common stock.

(1) Mr. Johnson is a director of OptiCare.

(2) Mr. Walls is Vice President, General Counsel and Secretary of OptiCare. Consists of 26,250 shares of vested restricted stock and 18,750 shares of unvested restricted stock. Also includes 31,250 shares of common stock issuable upon exercise of existing options held by Mr. Walls.

                              PLAN OF DISTRIBUTION

         As used in this reoffer prospectus, selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling shares received from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this reoffer prospectus. If we are notified by a donee, pledgee, transferee or other successor-in-interest that it intends to sell more than 500 shares, a supplement to this reoffer prospectus will be filed if required.

         The shares being offered by the selling stockholders may be sold in one or more transactions:

         o  on the American Stock Exchange;

         o on any market where OptiCare Health Systems Inc.'s common stock is then traded;

         o  with broker-dealers or third parties (including block sales);

         o  in privately negotiated transactions; or

         o  involving a combination of theses methods.

         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at fixed prices or at a combination of these prices. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may sell their shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         We cannot assure that all or any of the shares offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act, and any commissions received by them or profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

         We will pay any expenses of registering the shares offered by the selling stockholders using this reoffer prospectus. We will not pay selling commissions or expenses associated with any sales by the selling stockholders.

         To comply with the securities laws of certain jurisdictions, the shares offered by this reoffer prospectus may need to be offered or sold in these jurisdictions only through registered or licensed brokers or dealers.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other person. The foregoing may affect the marketability of the shares.

         To the extent required, we will amend or supplement this reoffer prospectus to disclose material arrangements regarding the plan of distribution.

                                  LEGAL MATTERS

         Our counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass on the validity of the shares of common stock offered by this reoffer prospectus.

                                     EXPERTS

The financial statements of OptiCare Health Systems, Inc. ("OptiCare") and Wise Optical Vision Group, Inc. ("Wise") incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Current Report on Form 8-K/A Amendment No. 1 dated April 23, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which OptiCare's report expresses an unqualified opinion and includes an explanatory paragraph relating to OptiCare's change in accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this reoffer prospectus:

     o Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 18, 2003.

     o Current Reports on Form 8-K, filed with the SEC on February 10, 2003 and April 23, 2003.

     o The description of our common stock contained in our Registration Statement on Form 8-A, filed on August 6, 1999, including any amendment or reports filed for the purpose of updating such description.

         We will provide to you, without charge, upon your written or oral request, a copy of any or all of the documents that we incorporate by reference, including exhibits. Please direct requests to William A. Blaskiewicz, Chief Financial Officer (203) 596-2236.

                       WHERE YOU CAN FIND MORE INFORMATION

         You should rely only on the information contained in this reoffer prospectus. We have not authorized any other person to provide you different information. You should not assume that the information in this reoffer prospectus is accurate as of any date other than the date below.

         We file annual, quarterly, and special reports and proxy statements and other information with the SEC. Our File Number is 001-15223. You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC's Web site at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our Web site at http://www.opticare.com. Our Web site is not part of this reoffer prospectus. Our common stock is listed on the American Stock Exchange.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Commission on March 18, 2003.

         (b) The Registrant's Current Report on Form 8-K for the February 7, 2003 event, filed with the Commission on February 10, 2003 and amended by the filing of a Form 8-K/A on April 23, 2003.

         (c) The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A (File No. 001-15223) filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filed with the Commission on August 6, 1999, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Incorporated by reference from the Registrant's Registration Statement on Form S-8 (File No. 333-34628), filed with the Commission on April 12, 2000.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         (4.1)    Certificate of Incorporation of the Registrant (filed as
                  Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1994, filed with the Commission on February 3, 1995, and incorporated herein by reference).

         (4.2) Certificate of Amendment of the Certificate of Incorporation of the Registrant, dated August 13, 1999 (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K for the August 13, 1999 event, filed with the Commission on August 30, 1999, and incorporated herein by reference).

         (4.3) Certificate of Designation with respect to the Registrant's Series A Convertible Preferred Stock, dated August 13, 1999 (filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K for the August 13, 1999 event, filed with the Commission on August 30, 1999, and incorporated herein by reference).

         (4.4) Certificate of Amendment of the Certificate of Incorporation of the Registrant, dated January 21, 2002 (filed as Exhibit
                  3.1 to the Registrant's Current Report on Form 8-K for the January 25, 2002 event, filed with the Commission on February 11, 2002, and incorporated herein by reference).

         (4.5) Certificate of Designation, Rights and Preferences with respect to the Registrant's Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock, dated January 23, 2002 (filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K for the January 25, 2002 event, filed with the Commission on February 11, 2002, and incorporated herein by reference).

         (4.6)    Amended and Restated By-laws of the Registrant (filed as
                  Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission on March 30, 2000, and incorporated herein by reference).

         (4.7) Amendment No. 1 to the Amended and Restated By-laws of the Registrant (filed as Exhibit 3.3 to the Registrant's Current Report on Form 8-K for the January 25, 2002 event, filed with the Commission on February 11, 2002, and incorporated herein by reference).

         (5) Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

         (23.1) Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

         (23.2)   Consent of Deloitte & Touche LLP.

         (23.3)   Consent of Deloitte & Touche LLP.

         (24) Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)

         (99.1) The Registrant's Amended and Restated 2002 Stock Incentive Plan (filed as Exhibit 4.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on August 14, 2002, and incorporated herein by reference).

Item 9. Undertakings.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3)
                  of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                      (iii) To include any material information with respect to
                  the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterbury, Connecticut on April 28, 2003.


                                OPTICARE HEALTH SYSTEMS, INC.



                                By /s/  William A. Blaskiewicz
                                   ------------------------------
                                   William A. Blaskiewicz
                                   Vice President and Chief Financial Officer
                                   (principal financial and accounting officer)


         Each person whose signature appears below constitutes and appoints Dean
J. Yimoyines and William A. Blaskiewicz, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of OptiCare Health Systems, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                           Title                              Date
---------                                           -----                              ----

 /s/ Dean J. Yimoyines                 Director, Chairman of the              April 28, 2003
-----------------------------          Board, Chief Executive
Dean J. Yimoyines, M.D.                Officer (principal executive officer)


 /s/ William A, Blaskiewicz            Vice President and Chief               April 28, 2003
-----------------------------          Financial Officer (principal
William A. Blaskiewicz                 financial and accounting officer)


 /s/ Eric J. Bertrand                  Director                               April 28 2003
-----------------------------
Eric J. Bertrand


 /s/ David B. Cornstein                Director                               April 28, 2003
----------------------------
David B. Cornstein


                                      II-5

 /s/ Norman S, Drubner                 Director                               April 28, 2003
----------------------------
Norman S. Drubner, Esq.


/s/ Mark S. Hoffman                    Director                               April 28, 2003
----------------------------
Mark S. Hoffman


/s/ Richard L. Huber                   Director                               April 28, 2003
----------------------------
Richard L. Huber


 /s/ Clark A. Johnson                  Director                               April 28, 2003
----------------------------
Clark A. Johnson


/s/  Melvin Meskin                     Director                               April 28, 2003
----------------------------
Melvin Meskin


/s/ Mark S. Newman                     Director                               April 28, 2003
----------------------------
Mark S. Newman


                          OPTICARE HEALTH SYSTEMS, INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-8 REGISTRATION STATEMENT


Exhibit
Number   Description
------   -----------

(4.1) Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1994, filed with the Commission on February 3, 1995, and incorporated herein by reference).

(4.2) Certificate of Amendment of the Certificate of Incorporation of the Registrant, dated August 13, 1999 (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K for the August 13, 1999 event, filed with the Commission on August 30, 1999, and incorporated herein by reference).

(4.3) Certificate of Designation with respect to the Registrant's Series A Convertible Preferred Stock, dated August 13, 1999 (filed as Exhibit
         3.2 to the Registrant's Current Report on Form 8-K for the August 13, 1999 event, filed with the Commission on August 30, 1999, and incorporated herein by reference).

(4.4) Certificate of Amendment of the Certificate of Incorporation of the Registrant, dated January 21, 2002 (filed as Exhibit 3.1 to the Registrant's Current Report on Form 8-K for the January 25, 2002 event, filed with the Commission on February 11, 2002, and incorporated herein by reference).

(4.5) Certificate of Designation, Rights and Preferences with respect to the Registrant's Series B 12.5% Voting Cumulative Convertible Participating Preferred Stock, dated January 23, 2002 (filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K for the January 25, 2002 event, filed with the Commission on February 11, 2002, and incorporated herein by reference).

(4.6) Amended and Restated By-laws of the Registrant (filed as Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Commission on March 30, 2000, and incorporated herein by reference).

(4.7) Amendment No. 1 to the Amended and Restated By-laws of the Registrant (filed as Exhibit 3.3 to the Registrant's Current Report on Form 8-K for the January 25, 2002 event, filed with the Commission on February 11, 2002, and incorporated herein by reference).

(5) Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

(23.1) Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

(23.2)   Consent of Deloitte & Touche LLP.

(23.3)   Consent of Deloitte & Touche LLP

(24) Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement.)

(99.1) The Registrant's Amended and Restated 2002 Stock Incentive Plan (filed as Exhibit 4.4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Commission on August 14, 2002, and incorporated herein by reference).